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                                                                    EXHIBIT 99.1

    INTERMET CORPORATION
    5445 Corporate Drive
    Troy, MI 48098-2683
    Tel: 248-952-2500
    Fax: 248-952-2501

[INTERMET CORPORATION LOGO]

                                                 NEWS RELEASE

                                                 For IMMEDIATE Release
                                                 Investor Inquiries: Bytha Mills
                                                 Media Inquiries: Mike Kelly
                                                 INTERMET Corporation
                                                 248-952-2500

INTERMET FILES VOLUNTARY PETITION FOR CHAPTER 11 REORGANIZATION

SECURES DIP FINANCING COMMITMENT

OPERATIONS TO CONTINUE UNINTERRUPTED

TROY, Michigan, September 30, 2004 -- INTERMET Corporation (Nasdaq: INMT) today announced that the company has filed for voluntary Chapter 11 reorganization with the U.S. Bankruptcy Court in the Eastern District of Michigan. The company expects manufacturing operations to continue without interruption during the reorganization proceedings. INTERMET's European operations are not included in the Chapter 11 filing.

The Chapter 11 filing is in response to the unprecedented rise in raw-material costs, especially for scrap steel, in North America and Europe. INTERMET's cost of scrap steel has increased from an average of approximately $160 per ton at the beginning of 2003 to approximately $395 per ton at the end of August 2004. The company announced on September 17, 2004, that raw-material price increases have been the major contributor to a projected loss for the third quarter of 2004.

To finance its operations to continue the uninterrupted supply of products to its customers, INTERMET has applied to the Bankruptcy Court for interim use of cash collateral with the consent of the agent for the lenders that have a security interest in the cash. The company believes that this source of funds, if permitted for use by the Bankruptcy Court, should be sufficient to operate the business at least through mid-October.

To strengthen its liquidity, INTERMET has been negotiating secured debtor-in-possession (DIP) financing packages of up to $50 million in principal amount with various of its pre-petition lenders. One firm commitment and another detailed proposal have been received and are under review by the company, with resolution expected in a matter of days. In either case, the DIP financing would be subject to various conditions, including satisfactory results of a due diligence investigation and approval by the Bankruptcy Court. Approval by the pre-petition lenders also might be required.


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INTERMET Corporation
September 30, 2004
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Gary F. Ruff, Chairman and CEO of INTERMET, said, "After a thorough review of our options, we decided to file under Chapter 11 because it provides a measure of stability and the best protection to all our constituents by allowing us to pursue a comprehensive restructuring. The company thus far has made every effort to mitigate the rise in the cost of raw materials, especially scrap steel. However, we operate within an extraordinarily competitive industry already challenged by relentless price and margin compression. When you add in unprecedented raw-material cost increases, it creates a situation that must be addressed."

INTERMET and its financial advisor Conway MacKenzie & Dunleavy are developing a restructuring plan, which will be subject to confirmation by the Bankruptcy Court. This plan will be the culmination of a complete review of the company's current financial condition along with an extensive evaluation of manufacturing operations in North America. INTERMET's restructuring plan will encompass raw-material cost-recovery practices that will be developed in cooperation with its customers and that more accurately reflect current market conditions; improvements in the company's manufacturing operations; and a revised capital structure.

About INTERMET

With headquarters in Troy, Michigan, INTERMET Corporation is a manufacturer of powertrain, chassis/suspension and structural components for the automotive industry. The company has approximately 6,000 employees worldwide. More information is available on the Internet at www.intermet.com.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words and phrases "expects," and "should be," and similar expressions, identify forward-looking statements. These statements are not guarantees of future performance but instead involve various risks and uncertainties. INTERMET's actual results may differ materially from those suggested by its forward-looking statements due to factors such as: the economic cost, management distraction and lost business opportunities associated with bankruptcy proceedings; INTERMET's ability to consummate DIP financing on acceptable terms, or at all, from its pre-petition lenders or other possible funding sources; the high cost of scrap steel and the possibility that scrap steel costs will remain at high levels or continue to increase, which would have further negative effects on INTERMET's profitability, cash flow, liquidity and ability to borrow; fluctuations in the cost of other raw materials, including the cost of energy, aluminum, zinc, magnesium and alloys, and INTERMET's ability, if any, to pass those costs on to its customers; pricing practices of INTERMET's customers, including changes in their payment terms resulting from the discontinuation of early payment programs and continuing demands for price concessions as a condition to retaining current business or obtaining new business, and the negative effect that price concessions have on profit margins; changes in procurement practices and policies of INTERMET's customers for automotive components, including the risk of the loss of major customers or the loss of current or prospective vehicle programs as a result of


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INTERMET Corporation
September 30, 2004
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INTERMET's financial condition and prospects (or otherwise); possible inability to close unprofitable plants or to transfer work from one plant to another because of the related costs or customer requirements; general economic conditions, including any downturn in the markets in which INTERMET operates; fluctuations in automobile and light and heavy truck production, which directly affect demand for INTERMET's products; deterioration in the market share of any of INTERMET's major customers; fluctuations in foreign currency exchange rates; work stoppages or other labor disputes that could disrupt production at INTERMET's facilities or those of its customers; continuing changes in environmental regulations to which INTERMET is subject, and the costs INTERMET will incur in meeting more stringent regulations; factors or presently unknown circumstances that may result in impairment of INTERMET's assets, including further write-downs of its goodwill; and other risks as detailed from time to time in INTERMET's periodic SEC reports.


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